Exhibit 99.1

Marina Biotech Announces $5 Million Private Placement

Implements Reverse Stock Split to Support Financing

Bothell, WA, December 23, 2011 – Marina Biotech, Inc. (NASDAQ: MRNA), a leading oligonucleotide-based drug discovery and development company, announced today that it has entered into a $5 million private placement with Socius CG II, Ltd. (“Socius”), a Bermuda-based subsidiary of Socius Capital Group, LLC, and that it filed an amendment to its certificate of incorporation to effect a 1-for-10 reverse split of its common stock as of 5:00 p.m. EST on December 22, 2011.

“In an extremely challenging economic environment, we are pleased to continue to have the necessary financial resources to advance our industry-leading science and technology,” stated J. Michael French, President and CEO of Marina Biotech. “With this additional funding, we will continue to move CEQ508 rapidly through clinical development with the goal of advancing a treatment for patients with Familial Adenomatous Polyposis quickly to the market. We are also having significant success in the development of microRNA-based therapeutics via both systemic and oral delivery and we look forward to partnering our capabilities in this area. Additionally, the reverse stock split, approved by the shareholders at our annual meeting in July, provides the Company with the authorized shares necessary to complete the placement and to execute potential future transactions with Socius or other partners as well as M&A opportunities.”

Under the terms of the Securities Purchase Agreement, the Company has the right, in its sole discretion, over a term of two (2) years and subject to certain closing conditions and limitations, to sell to Socius up to a total of $5 million of redeemable Series B Preferred Stock of the Company (the “Preferred Stock”). The Preferred Stock will accrue a 10% dividend per annum from the date of issuance. Pursuant to the Securities Purchase Agreement, in addition to the Preferred Stock, Socius shall receive an Additional Investment Right and a Warrant, each to purchase shares of the Company’s common stock.

When Preferred Stock is sold, Socius is obligated to exercise the Additional Investment Right and purchase a number of shares of common stock equal in dollar amount to 100% of the amount of Preferred Stock purchased at a per share price equal to the closing bid price of the common stock on the most recently completed trading day prior to the time that notice was delivered. Additionally, Socius is obligated to exercise a portion of the Warrant equal to a number of shares calculated by dividing (1) 35% of the dollar amount of Preferred Stock purchased by (2) the closing bid price of the common stock for the most recently completed trading day prior to the delivery of the notice.

Upon exercise, Socius must pay for the shares underlying the Additional Investment Right and the Warrant, at its option, either in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of the Company) owned by Socius with a fair market value equal to the principal amount of the promissory note.

The Company may redeem the Preferred Stock at any time and, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius. The Preferred Stock is not convertible into shares of common stock and neither the Additional Investment Right nor the Warrant will be listed on any national securities exchange.

In order to facilitate the private placement, the Company filed an amendment to its certificate of incorporation to effect the 1-for-10 reverse split of its common stock. Marina Biotech’s common stock will continue trading on the NASDAQ Global Market under the ticker symbol “MRNA”, although the letter “D” will be temporarily appended to the ticker symbol for twenty trading days following the reverse split. The common stock will begin trading on a split-adjusted basis at the open of trading on Friday, December 23, 2011.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs: bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with The Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Marina Biotech, Inc.

Philip Ranker

Interim Chief Financial Officer

(425) 908-3615

pranker@marinabio.com